Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (the “Agreement”) is entered into by T. Marzetti Company (the “Company”) and Joseph Tuza (the “Employee”) (collectively, the “Parties”) as follows:

BACKGROUND

A.    On October 25, 2018, the Company notified the Employee that it has elected to separate the Employee’s employment with the Company effective as of the close of business on October 31, 2018 (the “Termination Date”).

B.    Having considered this Agreement, the Parties now wish to execute it in order to (a) end the Employee’s employment with the Company on amicable terms, and (b) provide severance benefits to the Employee in exchange for a general release of claims and other material terms.

AGREEMENT

In consideration of the promises to one another contained in this Agreement, the Parties agree as follows:

1.    Separation of Employment. The Employee’s employment with the Company ended on the Termination Date. As a result of the separation, the Company will provide the Employee with the following regardless of whether the Employee signs this Agreement:

A.    Final Paycheck. The Employee will be paid in a final paycheck that contains the following: (a) All hourly wages and salary owed for all time worked by the Employee up through the Termination Date; (b) any applicable commissions earned by, and payable to, the Employee as of the Termination Date in accordance with the Company’s applicable policies; (c) any accrued, but unused, paid time off the Employee has as of the Termination Date that is payable to the Employee upon termination in accordance with the Company’s applicable policies. The Employee’s final paycheck will be paid on the Company’s next regular payday following the Termination Date, or sooner as required by applicable state law.

B.    Business Expenses. The Company will reimburse the Employee for any business expenses the Employee has incurred up to the Termination Date in performing the Employee’s duties for the Company in accordance with the Company’s applicable policies. The Employee must submit all claimed business expenses to the Company no later than thirty (30) days after the Termination Date.

C.    Insurance Continuation Notifications. As a result of Employee’s termination, any applicable group health, dental, and vision insurance provided by the Company and in which Employee enrolled will terminate at midnight on the Termination Date. The Company will provide the Employee the appropriate notices of the Employee’s right to elect continued coverage in accordance with the provisions of the federal Consolidated Omnibus Budget and Reconciliation Act (COBRA) and/or in accordance with any applicable state law.

2.    Severance Benefits to the Employee. In exchange for the Employee signing this Agreement and agreeing to be bound by it, the Company agrees to provide the Employee with the following severance benefits:

A.

Severance Payment. The Company agrees to provide the Employee a severance payment that consists of the gross amount (i.e., before deducting applicable taxes and withholdings) that is equal to $333,689.91 (the “Severance Payment”). The Severance Payment will consist of installments based on the Company’s regular payroll cycle. The Company will pay the first installment on its next regular payday that occurs after the Effective Date of this Agreement (as that term is defined below in Section 5). Thereafter, the Company will continue to pay the Employee on each subsequent regular payday until the severance payment is paid in full. Employee agrees that no interest will accrue on any installment of the Severance Payment between the date Employee executes this Agreement and the date the Severance Payment is fully paid to the Employee.

B.

Benefit Allowance/Assistance. The Company will provide Employee a lump sum amount of $15,000.00, grossed up to cover applicable taxes. The Company will pay this allowance on its next regular payday that occurs after the Effective Date of this Agreement (as that term is defined below in Section 5). Any applicable taxes and withholdings will apply.

C.

Unemployment Compensation Benefits. As of the Effective Date of this Agreement (as that term is defined below in Section 5), the Company agrees that it will not contest any application by Employee for unemployment compensation benefits. However, the Employee acknowledges that nothing in this Agreement restricts the Company from responding to any inquiries by any governmental agency, any court of law, or any other entity where a response to the inquiry is required by law through a subpoena or otherwise.

D.

Neutral Employment Reference. As of the Effective Date of this Agreement (as that term is defined below in Section 5), the Company agrees it will respond to any reference requests from prospective employers of the Employee with a neutral employment reference consisting of only dates of employment, positions held, and last salary amount.

3.    Tax Consequences of the Severance Benefits. The monetary severance benefits contained in Section 2 above will be treated by the Company as employment-related income and the Company will include the amounts on the Employee’s IRS Form W-2 for the taxable year(s) in which those severance benefits are paid. The Employee acknowledges and agrees that, other than the Company’s obligation to forward the amounts withheld from the payments identified in Sections 2(A) and 2(B) to the appropriate governmental agencies, the Employee is solely responsible for any tax liabilities and consequences that may result from the Employee’s receipt of the severance benefits, and agrees that the Company shall bear no responsibility for any such liabilities or consequences. The Employee further agrees that the Company shall not be required to pay, for any reason, any further sums to the Employee, even if the tax liabilities and consequences to the Employee are ultimately assessed in a fashion that the Employee does not presently anticipate. Further, if any liability for taxes, interest, or penalties is imposed on the Company because of its failure to comply with any federal, state, or local tax laws with regard to the severance benefits, the Employee will, upon demand by the Company, indemnify and hold the Company harmless from any and all such liability. The Employee acknowledges that the Company has not made any representations to the Employee concerning the tax consequences of the severance benefits.

4.    General Release of Claims. In consideration of the Company’s promises in this Agreement, the Employee, on the Employee’s own behalf, and on behalf of the Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES the Company, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of the Company, its predecessors, successors, and assigns (collectively, the “Released Companies”), as well all past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, assignees, and any other representative of whatever kind or nature (individually and in their official capacities) of the Released Companies (all released entities and individuals are collectively referred to as the “Released Parties”) from any action, claim, obligation, damages, cost, or expense that the Employee has or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment the Employee executes this Agreement, including but not limited to claims arising directly or indirectly from the Employee’s employment with, or separation of employment from, the Company.

This release covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. This specifically includes, without limitation, claims arising under Ohio Revised Code Chapter 4112, as amended; Ohio Revised Code Section 4113.52, as amended; Ohio Revised Code Chapter 4111, as amended; any Ohio wage and hour law that may, by law, be waived through an agreement such as this; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Genetic Information Non-Discrimination Act of 2008, as amended; the Family and Medical Leave Act of 1993, as amended; the Occupational Safety and Health Act of 1970, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Fair Credit Reporting Act of 1970, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended; the Employee Polygraph Protection Act of 1988, as amended; the Immigration Reform Control Act of 1986, as amended; the National Labor Relations Act of 1935, as amended; the Railway Labor Act of 1926, as amended; the Sarbanes-Oxley Act of 2002, as amended; and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended. However, this release does not extend to claims which, by law, cannot be released through an agreement such as this, such as any challenge by the Employee on whether the Employee knowingly and voluntarily executed this Agreement’s Age Waiver (defined below in Section 5) consistent with the requirements of federal law.

Nothing in this Section 4 precludes the Employee from filing or fully participating in a charge of discrimination with the Equal Employment Opportunity Commission or an applicable state agency, or from filing or fully participating in a charge of complaint with any other governmental agency. The Employee, however, expressly waives and releases any right the Employee may have to recover any monetary relief or other relief or damages resulting from a charge or any action or suit that may be instituted on the Employee’s behalf against the Released Parties by the Equal Employment Opportunity Commission, an applicable state agency, any other governmental agency, or anyone representing or purporting to represent the Employee’s interests against the Released Parties. Furthermore, the Employee expressly waives and releases any right the Employee may have to recover any monetary relief or other relief or damages resulting from any class or collective action that may be filed on the Employee’s behalf. This release of the Employee’s right to monetary relief covers charges, actions, suits, and class or collective actions to the extent they seek relief for acts or omissions occurring on or before the moment the Employee executes this Agreement.

5.    Knowing and Voluntary Age Waiver under Federal Law. The general release contained in Section 4 of this Agreement includes a waiver by the Employee of any and all claims, whether known or unknown, that the Employee may have had against any of the Released Parties for alleged age discrimination under federal law based upon acts or omissions occurring on or before the date the Employee signs this Agreement (the “Age Waiver”). In accordance with the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee is advised that Employee has the following rights in connection with whether Employee knowingly and voluntarily agrees to the Age Waiver:

A.    Time to Consider the Agreement. The Employee has forty-five (45) calendar days after receipt of this Agreement in which to consider whether to sign this Agreement. The Employee may take all forty-five (45) calendar days to consider, or the Employee may take less than forty-five (45) calendar days to consider, if the Employee so chooses. The Parties agree that any changes to this Agreement, whether material or immaterial, do not restart the forty-five (45) calendar day period.

B.    Consultation with Attorney. The Employee is specifically advised by this writing to consult an attorney of Employee’s choice. The Employee is further advised that one of the purposes of this consultation is to ensure that the Employee understands all of the terms of this Agreement and understands the rights the Employee is waiving by signing this Agreement.

C.    Ability to Revoke the Agreement Even After Signing. If, before the expiration of the forty-five (45) calendar day period, the Employee signs the Agreement, the Employee will have seven (7) calendar days in which to revoke the Employee’s signature (the “Revocation Period”). If, after the Revocation Period, the Employee has not revoked the Employee’s signature, then the Agreement becomes effective and the Parties are bound by the Agreement’s terms (the “Effective Date”). If, prior to the expiration of the Revocation Period, the Employee decides to revoke the Employee’s signature, the Employee (either the Employee or the Employee’s attorneys) must send a registered letter or e-mail to the Company’s contact listed in Section 19 below. To be effective, this notice of revocation must be received by the

Company’s contact person before the close of business on the seventh (7th) day after the Employee signs this Agreement. If the Employee revokes the Age Waiver, then the Employee is not entitled to the Age Waiver Consideration as defined in Section 6 below but all other terms of the Agreement remain in place.

D.    Knowing and Voluntary. The Employee agrees that by signing this Agreement, the Employee is acknowledging (a) that the Employee fully and completely understands and accepts the terms of this Agreement including without limitation those contained in this Section 5, (b) that the Employee is receiving a valuable benefit to which the Employee is not already entitled, (c) that this Agreement is written in plain language and in a manner calculated to be understood by the Employee; and (d) that the Employee enters into the Agreement freely, voluntarily, and of the Employee’s own accord.

E.    No Condition Precedent, Penalties, or Other Limitation on Challenge to Age Waiver. Consistent with 29 C.F.R. § 1625.23, nothing in this Agreement should be interpreted by the Employee as imposing any condition precedent, any penalty, or any other limitation adversely affecting the Employee’s right to challenge whether the Employee knowingly and voluntarily agreed to the Age Waiver.

F.    Information Relating to Group Termination. Because this Agreement seeks an Age Waiver in connection with the termination of a group of employees, Exhibit A to this Agreement contains information concerning the details of the process used by the Company in connection with the group termination, the job titles and ages of the individuals who were selected for termination, and the job titles and ages of the individuals in the decisional unit who were not selected for termination.

6.    Allocation of Consideration for the Age Waiver. The Employee acknowledges and understands that one fifth (1/5) of the payment under Section 2.A has specifically been allocated to the Age Waiver (the “Age Waiver Consideration”). All other monetary and non-monetary consideration provided by the Company in this Agreement is specifically allocated to all other claims waived by the general release in Section 4 and any other monetary and non-monetary consideration provided by the Employee.

7.    Warranties by Employee. The Employee makes the following representations and warranties, which the Employee agrees are material terms of this Agreement, and the Employee acknowledges that the Company would not have entered into this Agreement but for these representations and warranties:

A.    No Pending Disputes. The Employee represents and warrants that the Employee has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and has not suffered any work-related injury or illness within two years prior to the effective date of this Agreement other than injuries/illnesses which have already been reported to the Company. The Employee also acknowledges and agrees that the Employee has been fully and properly paid for all hours worked and is not aware of any facts or circumstances constituting a violation of the Fair

Labor Standards Act of 1938, as amended, or any Ohio wage and hour law. The Employee also acknowledges and agrees that the Employee has received all leave under the Family and Medical Leave Act of 1993, as amended (FMLA), to which the Employee may have been entitled and is not aware of any facts or circumstances constituting a violation of the FMLA.

B.    No Assignment. The Employee represents and warrants that the Employee has not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including without limitation attorneys’ fees) that the Employee, or the Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives has or may have had against any of the Released Parties. The Employee agrees to indemnify the Released Parties for any liability and attorneys’ fees incurred as a result of any such claims brought against a Released Party.

C.    No Breach During Consideration and Revocation Periods. The Employee represents and warrants that the Employee, during either the Consideration Period or the Revocation Period, has not and will not engage in any conduct that would constitute a breach of this Agreement (the “Prohibited Conduct”). The Employee agrees that if the Employee does engage in any Prohibited Conduct, and the Agreement nevertheless becomes effective, then every instance of Prohibited Conduct shall constitute a breach of this Agreement upon the Agreement becoming effective and the Company shall be entitled to liquidated damages in the amount of One Thousand Dollars ($1,000) per instance of Prohibited Conduct. The Employee further agrees that, as a result of any Prohibited Conduct, the Company will suffer actual damages in an amount that would be difficult if not impossible to determine and that the liquidated damages set forth in this Section represent the damages fairly estimated by the Parties to result from any Prohibited Conduct by the Employee and do not constitute a penalty. Furthermore, the Employee agrees that the imposition of liquidated damages does not demonstrate or imply that the Company would not suffer irreparable harm due to any Prohibited Conduct and does not render improper the award of injunctive relief. This Section 7.C does not apply to any challenge by the Employee on whether the Employee knowingly and voluntarily executed this Agreement’s Age Waiver consistent with the requirements of federal law.

8.    Employee’s Additional Obligations. In exchange for the benefits offered by the Company through this Agreement, the Employee agrees to the following additional obligations:

A.    Confidentiality. Except for disclosures required under applicable federal securities laws and regulations, this Agreement shall remain strictly confidential and shall not be disclosed in any manner by the Employee to any third party other than the Employee’s attorney, tax advisor, or spouse, provided any such person is made aware of and agrees to the terms of this Section. The Employee agrees to be vicariously and strictly liable for any improper disclosure by the Employee’s attorney, tax advisor, or and/or spouse. However, this Agreement may be used as evidence in any proceeding in which one of the Parties alleges a breach of this Agreement, seeks a declaratory judgment on the obligations contained in this Agreement, or asserts claims inconsistent with the terms of this Agreement. Nothing in this Agreement is intended to or will be used in any way to limit Employee’s right to communicate with government agency, as provided for, protected under, or warranted by applicable law or regulations, including, without limitation, the National Labor Relations Act, the Dodd-Frank Act, and the Defend Trade Secrets Act, but in making such lawful communications, the Employee must act in good faith and provide prior written notice of any such communication to Company management as long as such prior written notice is not prohibited by law.

B.    Company Property. The Employee shall, within one (1) calendar day of the Termination Date, return to the Company all the Company’s property in the possession, custody, or control of the Employee. This includes, but is not limited to computers, diskettes, compact discs, security passes, keys, parking passes, and company phones. All Company property must be returned to Rebecca Marshall, Human Resources Director.

C.    Non-Disparagement. The Employee agrees that the Employee will not make any disparaging statements, comments, or remarks about any Released Party, except if testifying truthfully under oath pursuant to subpoena or other legal process.

9.    No Admission of Wrongdoing. Nothing in this Agreement shall constitute or be construed as an adjudication or admission of liability by the Company or by the Employee on the merits of any claims, allegations, or disputes by the Employee or any disputes between the Company and the Employee, all liability, discrimination, and wrongdoing being expressly denied by the Company and by the Employee.

10.    No Re-Hire. The Employee agrees not to seek re-employment or employment with any of the Released Companies. The Employee acknowledges and agrees that this Section 10 is a lawful, non-discriminatory, and non-retaliatory reason for any of the Released Parties to refuse to hire the Employee or to rescind any inadvertent hiring of the Employee.

11.    Breach. If any of the Released Parties are, in their sole and absolute judgment, compelled to bring a lawsuit or counterclaim against the Employee to obtain a declaratory judgment or to enforce or remedy any breach, attempted breach, or threatened breach of this Agreement, then the Employee agrees to reimburse the affected Released Parties for their reasonable attorneys’ fees incurred in connection with the lawsuit or counterclaim in addition to any damages or other legal or equitable remedies obtained by the affected Released Parties. Further, the Employee agrees that any breach, threatened breach, or attempted breach by Employee of Section 8 of this Agreement will cause immediate and irreparable harm to the Company that cannot be adequately remedied by money damages and will entitle the Company to immediate injunctive relief and/or specific performance in any court of competent jurisdiction, as well as to all other legal or equitable remedies and Uniform Trade Secrets Act remedies, where applicable, to which the Company may be entitled. This Section 11 does not apply to any challenge by the Employee on whether the Employee knowingly and voluntarily executed this Agreement’s Age Waiver consistent with the requirements of federal law.

12.    No Waiver. Any non-enforcement, or delay in enforcement, of any provision of this Agreement by the Company will not operate or be construed as a waiver of the Company’s right to strictly enforce this Agreement to its fullest extent in the future. No provision of this Agreement may be waived except in a writing signed by both the Employee and a duly-authorized executive of the Company.

13.    IRC 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and the Treasury regulations relating to Section 409A of the Code, or an exemption to Section 409A of the Code, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject the Employee to the payment of taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Terms defined in this Agreement shall have the meanings given to such terms under Section 409A of the Code if and to the extent required in order to comply with Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” as defined in Section 409A of the Code, the Employee shall not be entitled to any payments upon separation of service until the earlier of (1) the date that is six months after the date of separation from service for any reason other than death, or (2) the date of the Employee’s death. The provisions of this Section 13 shall apply only if required for the Employee to avoid income inclusion and penalties under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, involuntary termination exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A of the Code. In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.

14.    Choice of Law and Venue. The Employee acknowledges that the laws of various states may differ regarding the interpretation and enforcement of one or more provisions of this Agreement. However, so that the Parties will be certain of their obligations should disputes ever arise, and since the Company is principally based in Columbus, Ohio, this Agreement shall, in all respects, be construed in accordance with the laws of the State of Ohio without regard to the principles of the conflicts of law. Furthermore, Employee expressly acknowledges and agrees that the State of Ohio has the most significant relationship with, contacts with, and interest in the parties to, negotiation of, execution of, and performance of this Agreement. Additionally, any action or suit for breach of this Agreement, for a declaratory judgment on the obligations contained in this Agreement, or by the Employee against the Company arising out of Employee’s application for employment with, employment with, or termination from the Company shall be brought only in the state or federal courts located in or serving Franklin County, Ohio. The Employee expressly consents to this exclusive venue and expressly concedes that these courts shall have personal jurisdiction over the Employee.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties, whether written or oral.

16.    Assignment. The Company shall have the right to assign this Agreement to any successors or assigns, including through operation of law, and all covenants, terms and conditions shall transfer to and be enforceable by those successors or assigns. The Employee may not assign this Agreement.

17.    Amendment. This Agreement may not be modified or amended in any way except in a writing signed by both the Employee and a duly-authorized executive of the Company.

18.    Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, then the remaining provisions of this Agreement will remain in effect and shall be fully enforced.

19.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of a Party’s signature shall constitute an original signature.

20.    Notices. Any written notice required under this Agreement shall be effective if delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following:

If to the Company:	Elizabeth Ackley
Vice President, Human Resources
T. Marzetti Company
380 Polaris Parkway
Westerville, OH 43082

If to the Employee:	Joseph Tuza
7931 Tillinghast Drive
Dublin, OH 43017

Either party may change the address to which notice is required to be given under this Agreement by giving notice thereof in the manner hereinabove.

BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ, CAREFULLY CONSIDERED, AND KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY ALL TERMS CONTAINED IN THIS AGREEMENT.

THE COMPANY:	THE EMPLOYEE:

/s/ Elizabeth A. Ackley	/s/ Joseph M. Tuza
Signature	Signature

Elizabeth A. Ackley	Joseph M. Tuza
Printed Name	Printed Name

VP of HR	11/14/18
Title	Date

10/26/18
Date